Exhibit 5.1

[Downey Brand LLP letterhead]

Downey Brand LLP

555 Capitol Mall, 10th Floor

Sacramento, CA  95814

July 22, 2005

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549-1004

Re:                               Central Valley Community Bancorp

Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”), to be filed by Central Valley Community Bancorp, a California company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 238,000 of the Company’s common stock(the “Shares”) to be issued upon the exercise of share options granted under the Company’s 2005 Omnibus Incentive Plan (the “2005 Plan”).

We have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the 2005 Plan, will be validly issued, fully paid and non-assessable.

We consent to filing of this opinion as an exhibit to the Registration Statement.  This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

DOWNEY BRAND LLP

/s/ Downey Brand